Exhibit 99.1

News Release For Release October 16, 2024 9:00 A.M. Contact: (803) 951-2265 D. Shawn Jordan, EVP & Chief Financial Officer or Robin D. Brown, EVP & Chief Marketing Officer

First Community Corporation Announces Third Quarter Results and Cash Dividend

Highlights for Third Quarter of 2024

•	Net income of $3.861 million.
•	Diluted EPS of $0.50 per common share for the quarter and $1.26 year-to-date through September 30, 2024.
•	Total loans increased during the third quarter by $7.5 million, a 2.5% annualized growth rate. Year-to-date through September 30, 2024, total loans increased $62.6 million, a 7.4% annualized growth rate.
•	Total deposits increased during the third quarter by $39.5 million, an annualized growth rate of 9.8%. Year-to-date through September 30, 2024, total deposits increased $133.1 million, an 11.8% annualized growth rate. Customer deposits (total deposits excluding brokered CDs) increased during the third quarter by $60.0 million, a 15.3% annualized growth rate.
•	Investment advisory line of business exceeded $900 million in Assets Under Management (AUM) and produced revenue of $1.595 million in the third quarter and $4.461 million year-to-date through September 30, 2024.
•	Strong credit quality metrics with non-performing assets (NPAs) ratio of 0.04%, past due ratio of 0.11%, net charge-offs, including overdrafts, during the third quarter of 2024 of $68 thousand; excluding overdrafts net loan charge-offs were $45 thousand during the third quarter of 2024.
•	Total assets of $1.944 billion.
•	Cash dividend of $0.15 per common share, which is the 91st consecutive quarter of cash dividends paid to common shareholders.

Lexington, SC – October 16, 2024 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the third quarter of 2024 of $3.861 million as compared to $3.265 million in the second quarter of 2024 and $1.756 million in the third quarter of 2023. Diluted earnings per common share were $0.50 for the third quarter of 2024 as compared to $0.42 for the second quarter of 2024 and $0.23 for the third quarter of 2023.

Year-to-date through September 30, 2024, net income was $9.723 million compared to $8.546 million during the first nine months of 2023. Diluted earnings per share for the first nine months of 2024 were $1.26, compared to $1.12 during the same time period in 2023.

As a note, during the third quarter of 2023, the company sold $39.9 million of book value U.S. Treasuries in its available-for-sale investments portfolio and this sale created a one-time pre-tax loss of $1.2 million.

Cash Dividend and Capital

The Board of Directors approved a cash dividend for the third quarter of 2024. The company will pay a $0.15 per share dividend to holders of the company’s common stock. This dividend is payable November 12, 2024 to shareholders of record as of October 29, 2024. Mike Crapps, First Community Corporation President and CEO, commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 91st consecutive quarter.”

The company’s Board of Directors has approved a plan to utilize up to $7.1 million of capital to repurchase shares of its common stock, which represents approximately 5.0% of total shareholders’ equity as of September 30, 2024. This share repurchase plan expires on May 13, 2025. Under the repurchase plan, the company may repurchase shares from time to time. No shares have been repurchased under this plan. Mr. Crapps noted, “This approved share repurchase provides us with some flexibility in managing capital going forward.”

Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At September 30, 2024, the bank’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 8.39%, 12.93%, and 14.00%, respectively. This compares to the same ratios as of September 30, 2023 of 8.63%, 12.47%, and 13.50%, respectively. As of September 30, 2024, the bank’s Common Equity Tier I ratio was 12.93% compared to 12.47% at September 30, 2023. Further, the company’s Tangible Common Shareholders’ Equity to Tangible Assets (TCE) ratio was 6.65% as of September 30, 2024, compared to 6.47% as of June 30, 2024, and 6.09% as of September 30, 2023.

Tangible Book Value (TBV) per common share was $16.78 at September 30, 2024, compared to $15.85 as of June 30, 2024, and $14.25 as of September 30, 2023.

Asset Quality

Asset quality metrics remained strong as of September 30, 2024. The non-performing assets ratio for the third quarter was 0.04% of total assets and a total past due ratio of 0.11% of total loans. Net charge-offs, including overdrafts, during the third quarter of 2024 were $68 thousand; excluding overdrafts net loan charge-offs were $45 thousand during the third quarter. Year-to-date through September 30, 2024 net loan charge-offs, including overdrafts, were $95 thousand and excluding overdrafts were $43 thousand. The ratio of classified loans plus OREO now stands at 1.15% of total bank regulatory risk-based capital as of September 30, 2024.

As a community bank focused on local businesses, professionals, organizations, and individuals, the bank has no individual or industry concentrations. In order to provide additional clarity to our commercial real estate exposure, the information below includes only non-owner occupied loans.

Collateral	Outstanding	% of Loan Portfolio	Average Loan Size	Weighted Avg LTV of Top 10 Loans
Retail	$98,701,793	8.2%	$1,028,144	55%
Warehouse & Industrial	$76,998,629	6.4%	$793,800	60%
Office	$66,965,552	5.6%	$690,367	58%
Hotel	$59,471,982	5.0%	$3,498,352	57%

It is worth noting that in our office exposure noted above, there are only four loans where the collateral is an office building in excess of 50,000 square feet of rentable space. These four loans represent $10.7 million in loan outstandings and have a weighted average loan-to-value of 33%.

Balance Sheet

Total loans increased during the third quarter of 2024 by $7.5 million to $1.197 billion at September 30, 2024, compared to $1.189 billion at June 30, 2024. Year-to-date through September 30, 2024, total loans increased $62.6 million, an annualized growth rate of 7.4%. Commercial loan production was $35.0 million and advances from unfunded commercial construction loans available for draws was $19.0 million during the third quarter of 2024. This compares to $42.6 million and $23.7 million, respectively, on a linked quarter basis. Loan payoffs and paydowns were up 67.4% on a linked quarter basis. First Community Bank President and CEO Ted Nissen noted, “As anticipated, the combination of less production and higher payoffs resulted in less loan growth in the third quarter as compared to the first two quarters of 2024. However, we are pleased that our annualized growth rate for loans is still strong at 7.4%.”

Total deposits increased $39.5 million during the third quarter to $1.644 billion at September 30, 2024 compared to $1.605 billion at June 30, 2024. Pure deposits, which are defined as total deposits less certificates of deposits, increased $31.0 million on a linked quarter basis to $1.350 billion at September 30, 2024, an annualized growth rate of 9.4%. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, were $66.9 million at September 30, 2024, an increase of $7.6 million on a linked quarter basis, a 51.3% annualized growth rate. The bank began issuing brokered certificates of deposit during the third quarter of 2023 to supplement its funding mix. During the third quarter of 2024, brokered CDs declined from $42.9 million at June 30, 2024 to $22.4 million at September 30, 2024. Total deposits, excluding brokered deposits, were $1.622 billion at September 30, 2024 compared to $1.562 billion at June 30, 2024, which is an increase of $60.0 million for an annual growth rate of 15.3%. Costs of deposits were 2.03% in the third quarter of 2024 compared to 1.98% in the second quarter of the year. Cost of funds increased on a linked quarter basis to 2.21% in the third quarter of 2024 from 2.17% in the second quarter of the year. The cumulative cycle betas, which represents trough to peak, for cost of deposits is 37.52% and for cost of funds is 40.19%. Non-interest bearing deposits decreased by $19.0 million on a linked quarter basis to $441.4 million or 26.8% of total deposits. However, it should be noted that average non-interest bearing deposits actually increased slightly during the quarter to $445.3 million from $443.7 million in the second quarter of 2024. Mr. Nissen commented, “A strength of our bank has been and continues to be the value of our deposit franchise. Of the $39.5 million in total deposit growth in the third quarter of 2024, $31.0 million of that was in pure deposits, which are more relationship based than the more price sensitive certificates of deposit.”

As of September 30, 2024, the bank had uninsured deposits of $492.5 million, or 30.0%, of total bank deposits. Of those uninsured deposits, $88.3 million, or 5.4%, of total bank deposits were deposits of states or political subdivisions in the U.S. which are secured or collateralized. Total uninsured deposits, excluding these deposits that are secured or collateralized, were $404.3 million, or 24.6%, of total deposits at September 30, 2024. The average balance of all customer deposit accounts as of September 30, 2024 was $24,281. The average balance for consumer accounts was $13,152 and for non-consumer accounts was $52,782. All of the above points to the granularity and the quality of the bank’s deposit franchise.

The bank has other short-term investments, primarily interest bearing cash at the Federal Reserve Bank, of $144.4 million at September 30, 2024 compared to $86.2 million at June 30, 2024. Further, the bank has additional sources of liquidity in the form of federal funds purchased lines of credit in the total amount of $77.5 million with three financial institutions and $10.0 million through the Federal Reserve Discount Window. There were $3.7 million in borrowings against these lines of credit as of September 30, 2024.

The bank also has substantial borrowing capacity at the Federal Home Loan Bank (FHLB) of Atlanta with an approved line of credit of up to 25% of assets. As of September 30, 2024, the bank had total availability of $471.1 million subject to collateral requirements. There were $50.0 million of FHLB advances with $421.1 million of remaining credit availability, subject to collateral requirements, at September 30, 2024.

Combined, the company has total remaining credit availability, subject to collateral requirements, in excess of $505.0 million as compared to uninsured deposits (excluding deposits secured or collateralized as noted above) of $404.3 million.

The investment portfolio was $486.8 million at September 30, 2024 compared to $488.7 million at June 30, 2024. The yield decreased to 3.53% during the third quarter of 2024 as compared to 3.66% in the second quarter of 2024. The effective duration of the available-for-sale portfolio was 3.4 at September 30, 2024. AOCL decreased to $23.2 million at September 30, 2024 from $27.3 million at June 30, 2024, primarily due to a decrease in market interest rates.

Revenue

Net Interest Income/Net Interest Margin

Net interest income for the third quarter of 2024 was $13.412 million, compared to $12.694 million in the second quarter of 2024 and $12.103 million for the third quarter of 2023. Third quarter net interest margin, on a tax equivalent basis, was 2.96% compared to net interest margin of 2.93% in the second quarter of 2024. This expansion continues a positive trend of margin expansion in recent quarters.

The company continued to benefit from the yield on the loan portfolio increasing again this quarter, improving by 13 basis points to 5.73% in the third quarter of 2024 as compared to 5.60% in the prior quarter. Mr. Nissen commented, “This increase in the loan portfolio yield was partially offset by the decrease in the investment portfolio yield, resulting in the average earning asset yield increasing by six basis points on a linked quarter basis to 5.10%.”

As previously disclosed, effective May 5, 2023, the company entered into a pay-fixed/receive-floating interest rate swap (the “Pay-Fixed Swap Agreement”) for a notional amount of $150.0 million that was designated as a fair value hedge to hedge the risk of changes in the fair value of the fixed rate loans included in the closed loan portfolio. This fair value hedge converts the hedged loans from a fixed rate to a synthetic floating SOFR rate. The Pay-Fixed Swap Agreement will mature on May 5, 2026 and the company will pay a fixed coupon rate of 3.58% while receiving the overnight SOFR rate. This interest rate swap positively impacted interest on loans by $681 thousand during the third quarter of 2024 and $1.997 million year-to-date through September 30, 2024. Loan yields and net interest margin both benefitted with an increase of 23 basis points and 15 basis points, respectively during the third quarter of 2024 and 24 basis points and 15 basis points, respectively, through September 30, 2024.

Non-Interest Income

Total non-interest income was $3.570 million in the third quarter of 2024 compared to $3.642 million in the second quarter of the year and $1.864 million in the third quarter of 2023. Excluding the loss on the sale of securities in the third quarter of 2023 discussed above, the total non-interest income for the third quarter of 2023 was $3.113 million.

Total production in the mortgage line of business in the third quarter of 2024 was $38.1 million which was comprised of $19.5 million in secondary market loans, $8.7 million in adjustable rate mortgages (ARMs) and $9.9 million in construction loans. This compares to production on a linked quarter of $49.0 million which was comprised of $22.7 million in secondary market loans, $14.6 million in ARMs, and $11.7 million in construction loans. Production in the third quarter of 2023 was $41.7 million which was comprised of $17.3 million in secondary market loans, $11.4 million in ARMs, and $13.0 million in construction loans. Fee revenue associated with the secondary market loans was $571 thousand in the third quarter of 2024 with a gain-on-sale margin of 2.92%.

Total assets under management (AUM) in the investment advisory line of business were $901.6 million at September 30, 2024 compared to $865.6 million at June 30, 2024 and $755.4 million at December 31, 2023. Revenue in this line of business was $1.595 million in the third quarter of 2024, compared to $1.508 million in the second quarter of the year which is an increase of 5.8% on a linked quarter, and compared to $1.187 million in the third quarter of 2023 which is an increase of 34.4% year-over-year.

Non-Interest Expense

Non-interest expense was $11.991 million in the third quarter of 2024, compared to $11.843 million in the second quarter of the year. Marketing expense was $219 thousand higher on a linked quarter as planned due to a more extensive media schedule during the period. Salaries and Benefits expense was $119 thousand higher on a linked quarter primarily due to an increase in incentive accruals related to higher performance levels. Other expense was down $229 thousand in the third quarter of 2024 primarily due to lower legal fees and the reimbursement of some legal fees previously paid during the second quarter of 2024, as well as lower expenses related to Other Real Estate Owned (OREO) compared to the second quarter of 2024 which included a write down of an OREO property.

Other

The company has previously announced the future retirement of Chief Operations and Risk Officer Tanya Butts. The company has selected Sarah Donley, the bank’s Controller and a 27-year employee, as her successor following a substantial transition period.

About First Community Corporation

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, Upstate and Piedmont Regions of South Carolina as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipate”, “expects”, “intends”, “believes”, “may”, “likely”, “will”, “plans”, “positions”, “future”, “forward”, or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (6) changes in interest rates, which have and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (7) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; (8) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our customers and to our business; (9) any increases in FDIC assessment which has increased, and may continue to increase, our cost of doing business; (10) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation; and (11) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023

Total Assets	$1,943,548	$1,884,844	$1,886,991	$1,827,688	$1,793,722
Other Short-term Investments and CDs[1]	144,354	86,172	122,778	66,787	69,703
Investment Securities
Investments Held-to-Maturity	212,242	213,706	215,260	217,200	219,903
Investments Available-for-Sale	269,553	269,918	274,349	282,226	280,549
Other Investments at Cost	5,054	5,029	5,504	6,800	6,305
Total Investment Securities	486,849	488,653	495,113	506,226	506,757
Loans Held-for-Sale	3,935	6,701	1,719	4,433	5,509
Loans	1,196,659	1,189,189	1,157,305	1,134,019	1,091,645
Allowance for Credit Losses - Investments	24	27	29	30	32
Allowance for Credit Losses - Loans	12,933	12,932	12,459	12,267	11,818
Allowance for Credit Losses - Unfunded Commitments	409	490	512	597	643
Goodwill	14,637	14,637	14,637	14,637	14,637
Other Intangibles	486	525	564	604	643
Total Deposits	1,644,064	1,604,528	1,578,067	1,511,001	1,492,026
Securities Sold Under Agreements to Repurchase	66,933	59,286	81,833	62,863	67,173
Federal Funds Purchased	3,656	—	—	—	—
Federal Home Loan Bank Advances	50,000	50,000	60,000	90,000	80,000
Junior Subordinated Debt	14,964	14,964	14,964	14,964	14,964
Accumulated Other Comprehensive Loss (AOCL)	(23,223)	(27,288)	(27,442)	(28,191)	(33,057)
Shareholders’ Equity	143,312	136,179	133,493	131,059	123,601

Book Value Per Common Share	$18.76	$17.84	$17.50	$17.23	$16.26
Tangible Book Value Per Common Share	$16.78	$15.85	$15.51	$15.23	$14.25
Equity to Assets	7.37%	7.22%	7.07%	7.17%	6.89%
Tangible Common Equity to Tangible Assets (TCE Ratio)	6.65%	6.47%	6.32%	6.39%	6.09%
Loan to Deposit Ratio (Includes Loans Held-for-Sale)	73.03%	74.53%	73.45%	75.34%	73.53%
Loan to Deposit Ratio (Excludes Loans Held-for-Sale)	72.79%	74.11%	73.34%	75.05%	73.17%
Allowance for Credit Losses - Loans/Loans	1.08%	1.09%	1.08%	1.08%	1.08%

Regulatory Capital Ratios (Bank):
Leverage Ratio	8.39%	8.44%	8.35%	8.45%	8.63%
Tier 1 Capital Ratio	12.93%	12.56%	12.65%	12.53%	12.47%
Total Capital Ratio	14.00%	13.62%	13.71%	13.58%	13.50%
Common Equity Tier 1 Capital Ratio	12.93%	12.56%	12.65%	12.53%	12.47%
Tier 1 Regulatory Capital	$161,058	$158,080	$155,590	$153,859	$151,360
Total Regulatory Capital	$174,423	$171,529	$168,590	$166,752	$163,853
Common Equity Tier 1 Capital	$161,058	$158,080	$155,590	$153,859	$151,360

1 Includes federal funds sold and interest-bearing deposits

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

Average Balances:	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023

Average Total Assets	$1,915,700	$1,744,670	$1,878,611	$1,725,855
Average Loans (Includes Loans Held-for-Sale)	1,200,150	1,065,698	1,176,007	1,023,428
Average Investment Securities	487,622	533,094	492,707	553,496
Average Short-term Investments and CDs[1]	117,979	29,468	98,514	34,057
Average Earning Assets	1,805,751	1,628,260	1,767,228	1,610,981
Average Deposits	1,621,159	1,432,823	1,571,016	1,408,074
Average Other Borrowings	134,074	171,304	152,930	180,051
Average Shareholders’ Equity	139,154	125,077	134,970	123,008

Asset Quality:	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Loan Risk Rating by Category (End of Period)
Special Mention	$672	$673	$833	$331	$550
Substandard	1,455	1,528	1,418	1,449	1,241
Doubtful	—	—	—	—	—
Pass	1,194,532	1,186,988	1,155,054	1,132,239	1,089,854
Total Loans	$1,196,659	$1,189,189	$1,157,305	$1,134,019	$1,091,645
Nonperforming Assets
Non-accrual Loans	$119	$173	$56	$27	$61
Other Real Estate Owned and Repossessed Assets	544	544	622	622	666
Accruing Loans Past Due 90 Days or More	211	—	157	215	3
Total Nonperforming Assets	$874	$717	$835	$864	$730

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Loans Charged-off	$54	$21	$85	$24
Overdrafts Charged-off	29	13	64	46
Loan Recoveries	(9)	(32)	(42)	(64)
Overdraft Recoveries	(6)	(2)	(12)	(11)
Net Charge-offs (Recoveries)	$68	$—	$95	$(5)
Net Charge-offs / (Recoveries) to Average Loans[2]	0.02%	0.00%	0.01%	(0.00%)

1 Includes federal funds sold and interest-bearing deposits

2 Annualized

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Nine months ended
	September 30,		June 30,		March 31,		September 30,
	2024	2023	2024	2023	2024	2023	2024	2023

Interest income	$23,161	$18,734	$21,931	$17,497	$21,256	$15,890	$66,348	$52,121
Interest expense	9,749	6,631	9,237	5,360	9,179	3,533	28,165	15,524
Net interest income	13,412	12,103	12,694	12,137	12,077	12,357	38,183	36,597
Provision for (release of) credit losses	(16)	474	454	186	129	70	567	730
Net interest income after provision for (release of) credit losses	13,428	11,629	12,240	11,951	11,948	12,287	37,616	35,867
Non-interest income
Deposit service charges	228	240	235	220	259	232	722	692
Mortgage banking income	575	508	659	371	425	155	1,659	1,034
Investment advisory fees and non-deposit commissions	1,595	1,187	1,508	1,081	1,358	1,067	4,461	3,335
Gain (loss) on sale of securities	—	(1,249)	—	—	—	—	—	(1,249)
Gain (loss) on sale of other assets	5	46	—	105	—	—	5	151
Other non-recurring income	—	—	95	121	—	—	95	121
Other	1,167	1,132	1,145	1,153	1,142	1,121	3,454	3,406
Total non-interest income	3,570	1,864	3,642	3,051	3,184	2,575	10,396	7,490
Non-interest expense
Salaries and employee benefits	7,422	6,613	7,303	6,508	7,101	6,331	21,826	19,452
Occupancy	793	776	738	813	790	830	2,321	2,419
Equipment	391	416	317	377	330	336	1,038	1,129
Marketing and public relations	477	609	258	370	566	346	1,301	1,325
FDIC assessment	290	211	302	221	278	182	870	614
Other real estate expenses	11	21	90	(30)	12	(133)	113	(142)
Amortization of intangibles	40	39	39	40	39	39	118	118
Other	2,567	2,588	2,796	2,456	2,689	2,505	8,052	7,549
Total non-interest expense	11,991	11,273	11,843	10,755	11,805	10,436	35,639	32,464
Income before taxes	5,007	2,220	4,039	4,247	3,327	4,426	12,373	10,893
Income tax expense	1,146	464	774	920	730	963	2,650	2,347
Net income	$3,861	$1,756	$3,265	$3,327	$2,597	$3,463	$9,723	$8,546

Per share data
Net income, basic	$0.51	$0.23	$0.43	$0.44	$0.34	$0.46	$1.28	$1.13
Net income, diluted	$0.50	$0.23	$0.42	$0.43	$0.34	$0.45	$1.26	$1.12

Average number of shares outstanding - basic	7,623,260	7,571,994	7,617,266	7,564,928	7,600,450	7,555,080	7,612,889	7,563,609
Average number of shares outstanding - diluted	7,722,276	7,654,962	7,695,476	7,654,817	7,679,771	7,644,440	7,694,671	7,648,934
Shares outstanding period end	7,640,648	7,600,023	7,635,145	7,593,759	7,629,005	7,587,763	7,640,648	7,600,023

Return on average assets	0.80%	0.40%	0.71%	0.77%	0.56%	0.83%	0.69%	0.66%
Return on average common equity	11.04%	5.57%	9.82%	10.75%	7.91%	11.70%	9.62%	9.29%
Return on average tangible common equity	12.39%	6.35%	11.08%	12.26%	8.95%	13.42%	10.84%	10.61%
Net interest margin (non taxable equivalent)	2.95%	2.95%	2.92%	3.00%	2.78%	3.17%	2.89%	3.04%
Net interest margin (taxable equivalent)	2.96%	2.96%	2.93%	3.02%	2.79%	3.19%	2.89%	3.06%
Efficiency ratio[1]	70.48%	74.01%	72.75%	71.52%	77.15%	69.43%	73.34%	71.66%

1 Calculated by dividing non-interest expense by net interest income on tax equivalent basis and non interest income, excluding loss on sale of securities, gain (loss) on sale of other assets and other non-recurring noninterest income.

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

	Three months ended September 30, 2024			Three months ended September 30, 2023
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$1,200,150	$17,279	5.73%	$1,065,698	$13,804	5.14%
Non-taxable securities	48,641	355	2.90%	50,569	366	2.87%
Taxable securities	438,981	3,975	3.60%	482,525	4,229	3.48%
Int bearing deposits in other banks	117,979	1,552	5.23%	29,468	335	4.51%
Fed funds sold	—	—	NA	—	—	NA
Total earning assets	1,805,751	23,161	5.10%	1,628,260	18,734	4.56%
Cash and due from banks	24,202			25,782
Premises and equipment	30,270			31,078
Goodwill and other intangibles	15,142			15,300
Other assets	53,346			56,044
Allowance for credit losses - investments	(27)			(37)
Allowance for credit losses - loans	(12,984)			(11,757)
Total assets	$1,915,700			$1,744,670

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$321,183	$999	1.24%	$297,926	$519	0.69%
Money market accounts	422,719	3,598	3.39%	378,931	2,866	3.00%
Savings deposits	109,956	114	0.41%	126,071	72	0.23%
Time deposits	321,954	3,576	4.42%	182,252	1,320	2.87%
Fed funds purchased	40	—	0.00%	1,587	20	5.00%
Securities sold under agreements to repurchase	69,070	506	2.91%	71,492	446	2.48%
FHLB Advances	50,000	646	5.14%	83,261	1,079	5.14%
Other long-term debt	14,964	310	8.24%	14,964	309	8.19%
Total interest-bearing liabilities	1,309,886	9,749	2.96%	1,156,484	6,631	2.27%
Demand deposits	445,347			447,643
Allowance for credit losses - unfunded commitments	489			431
Other liabilities	20,824			15,035
Shareholders’ equity	139,154			125,077
Total liabilities and shareholders’ equity	$1,915,700			$1,744,670

Cost of deposits, including demand deposits			2.03%			1.32%
Cost of funds, including demand deposits			2.21%			1.64%
Net interest spread			2.14%			2.28%
Net interest income/margin		$13,412	2.95%		$12,103	2.95%
Net interest income/margin (tax equivalent)		$13,448	2.96%		$12,165	2.96%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

	Nine months ended September 30, 2024			Nine months ended September 30, 2023
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$1,176,007	$49,230	5.59%	$1,023,428	$37,277	4.87%
Non-taxable securities	48,959	1,070	2.92%	50,950	1,109	2.91%
Taxable securities	443,748	12,279	3.70%	502,546	12,513	3.33%
Int bearing deposits in other banks	98,480	3,768	5.11%	34,016	1,221	4.80%
Fed funds sold	34	1	3.93%	41	1	3.26%
Total earning assets	1,767,228	66,348	5.01%	1,610,981	52,121	4.33%
Cash and due from banks	24,074			25,760
Premises and equipment	30,403			31,257
Goodwill and other intangibles	15,181			15,339
Other assets	54,397			54,122
Allowance for credit losses - investments	(29)			(41)
Allowance for credit losses - loans	(12,643)			(11,563)
Total assets	$1,878,611			$1,725,855

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$305,316	$2,486	1.09%	$310,598	$1,115	0.48%
Money market accounts	410,230	10,327	3.36%	350,109	6,424	2.45%
Savings deposits	113,306	341	0.40%	137,529	193	0.19%
Time deposits	304,746	10,056	4.41%	156,954	2,430	2.07%
Fed funds purchased	16	—	0.00%	1,471	53	4.82%
Securities sold under agreements to repurchase	74,884	1,611	2.87%	76,129	1,165	2.05%
FHLB Advances	63,066	2,417	5.12%	87,487	3,271	5.00%
Other long-term debt	14,964	927	8.27%	14,964	873	7.80%
Total interest-bearing liabilities	1,286,528	28,165	2.92%	1,135,241	15,524	1.83%
Demand deposits	437,418			452,884
Allowance for credit losses - unfunded commitments	532			404
Other liabilities	19,163			14,318
Shareholders’ equity	134,970			123,008
Total liabilities and shareholders’ equity	$1,878,611			$1,725,855

Cost of deposits, including demand deposits			1.97%			0.96%
Cost of funds, including demand deposits			2.18%			1.31%
Net interest spread			2.09%			2.50%
Net interest income/margin		$38,183	2.89%		$36,597	3.04%
Net interest income/margin (tax equivalent)		$38,298	2.89%		$36,833	3.06%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
Tangible book value per common share	2024	2024	2024	2023	2023
Tangible common equity per common share (non-GAAP)	$16.78	$15.85	$15.51	$15.23	$14.25
Effect to adjust for intangible assets	1.98	1.99	1.99	2.00	2.01
Book value per common share (GAAP)	$18.76	$17.84	$17.50	$17.23	$16.26
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	6.65%	6.47%	6.32%	6.39%	6.09%
Effect to adjust for intangible assets	0.72%	0.75%	0.75%	0.78%	0.80%
Common equity to assets (GAAP)	7.37%	7.22%	7.07%	7.17%	6.89%

Return on average tangible common equity	Three months ended September 30,		Three months ended June 30,		Three months ended March 31,		Nine months ended September 30,
	2024	2023	2024	2023	2024	2023	2024	2023
Return on average tangible common equity (non-GAAP)	12.39%	6.35%	11.08%	12.26%	8.95%	13.42%	10.84%	10.61%
Effect to adjust for intangible assets	(1.35)%	(0.78)%	(1.26)%	(1.51)%	(1.04)%	(1.72)%	(1.22)%	(1.32)%
Return on average common equity (GAAP)	11.04%	5.57%	9.82%	10.75%	7.91%	11.70%	9.62%	9.29%

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,
Pre-tax, pre-provision earnings	2024	2024	2023	2024	2023
Pre-tax, pre-provision earnings (non-GAAP)	$4,991	$4,493	$2,694	$12,940	$11,623
Effect to adjust for pre-tax, pre-provision earnings	(1,130)	(1,228)	(938)	(3,217)	(3,077)
Net Income (GAAP)	$3,861	$3,265	$1,756	$9,723	$8,546

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Return on average tangible common equity,” and “Pre-tax, pre-provision earnings.”

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.
•	“Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets.
•	“Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense.

Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.